9. Change in Auditors
On May 8, 2006, the Audit Committee of the Funds Board of Directors accepted the resignation of Ernst & Young LLP (E&Y) as independent accountants for the Funds. Upon the recommendation of the Audit Committee, on May 2, 2006, the Board of Directors of the Funds selected PricewaterhouseCoopers LLP (PWC) as the independent registered public accounting firm to audit the books and records of the Funds for their fiscal year ended August 31, 2006, in the event of E&Y s resignation. E&Y s report on the financial statements of the Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period E&Y was engaged, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y s satisfaction, would have caused it to make reference to that matter in connection with its report.